Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
781-487-7600	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

MAC-GRAY URGES STOCKHOLDERS TO SUPPORT ITS DIRECTOR NOMINEES

Committee Supports Re-election of Directors Stewart MacDonald and Christopher Jenny;
Mac-Gray Announces Date of 2009 Annual Meeting of Stockholders

WALTHAM, MA, February 26, 2009 – Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations, today announced that the Governance and Nominating Committee of its Board of Directors has considered the two nominees for director submitted by Darlington Partners, L.P. and determined that it will recommend that the Board nominate for re-election the two incumbent Class III directors, Mac-Gray’s current Chairman and Chief Executive Officer Stewart G. MacDonald, Jr. and independent board member Christopher T. Jenny.

Mac-Gray’s Annual Meeting of Stockholders will be held at 10:00 a.m. ET on Friday, May 8, 2009 at the Goodwin Procter LLP Conference Center, Second Floor, 53 State Street, Boston, Massachusetts.  The record date for the annual meeting has been set for March 26, 2009.

“Our Committee met and carefully considered the candidates presented by Darlington Partners,” said Thomas E. Bullock, Chairman of Mac-Gray’s Governance and Nominating Committee.  “We unanimously determined that the nomination of these two individuals is not in the best interest of our stockholders.  We support the re-election of the company’s Chairman and CEO Stewart MacDonald, who has decades of direct company and industry experience, as well as Chris Jenny, who is an experienced, independent director.  Since joining the Board in 2005, Chris has been a valuable, contributing board member, particularly in light of his consulting and business development background.  The Board unanimously believes that MacDonald and Jenny have the knowledge, experience and commitment to successfully implement the company’s business strategy and to deliver long-term shareholder value.”

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages approximately 80,000 laundry rooms located in 43 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division. This division also includes Mac-

Gray’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug circuitry. MicroFridge® and Maytag products bear the ENERGY STAR® designation. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Intelligent Laundry™ Solutions, Intelligent Laundry™ Systems, PrecisionWash™ and MaytagDirect™ are trademarks of Mac-Gray Corporation. LaundryView® and MicroFridge® are registered trademarks of Mac-Gray Corporation. All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

Important Information

Mac-Gray Corporation and its directors, director nominees, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Mac-Gray Corporation in connection with the Company’s 2009 Annual Meeting of Stockholders.  Information concerning the interests of participants in the solicitation of proxies will be included in any proxy statement filed by Mac-Gray Corporation in connection with the Company’s 2009 Annual Meeting of Stockholders.

In addition, Mac-Gray Corporation files annual, quarterly and current reports with the Securities and Exchange Commission (the “SEC”). The proxy statements and other reports, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Mac-Gray Corporation at www.macgray.com. Stockholders of Mac-Gray Corporation are advised to read carefully any proxy statement filed in connection with the Company’s 2009 Annual Meeting of Stockholders when it becomes available before making any voting or investment decision because it will contain important information. The Company’s proxy statement will also be available for free by writing to Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451. In addition, copies of the proxy materials may be requested from our proxy solicitor, MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com.

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